Exhibit 2.1
AGREEMENT AND PLAN OF SHARE EXCHANGE
BY AND BETWEEN
MERCHANTS & MARINE BANCORP, INC.
AND
MERCHANTS & MARINE BANK

TABLE OF CONTENTS

ARTICLE 1. EXCHANGE OF SHARES	1
1.1 Transfer of Shares; Effect of Share Exchange	1

ARTICLE 2. CLOSING; EFFECTIVE TIME, ORGANIZATIONAL MATTERS, ELECTION AND EXCHANGE PROCEDURES	1
2.1 Closing Date; Effective Time	1
2.2 Conversion of Shares	2
2.3 Exchange Procedures.	2
2.4 Rights as Shareholders; Stock Transfers	3
2.5 Right to Dissent	3
2.6 Tax-Free Reorganization	3

ARTICLE 3. REPRESENTATIONS AND WARRANTIES BY THE COMPANY	3
3.1 Organization and Good Standing	3
3.2 Authorization	4
3.3 Valid and Binding Agreement	4
3.4 No Violation	4
3.5 Consents and Approvals	4

ARTICLE 4. REPRESENTATIONS AND WARRANTIES BY THE BANK	4
4.1 Organization and Good Standing	4
4.2 Authorization	4
4.3 Valid and Binding Agreement	4
4.4 No Violation	4
4.5 Consents and Approvals	5

ARTICLE 5. CONDITIONS PRECEDENT	5
5.1 Conditions to the Obligation of Each Party	5

ARTICLE 6. REDEMPTION OF COMPANY COMMON STOCK	5

ARTICLE 7. FURTHER ACTIONS	6

ARTICLE 8. TERMINATION OF AGREEMENT	6
8.1 Termination	6

ARTICLE 9. MISCELLANEOUS	6
9.1 Assignability; Parties in Interest	6
9.2 Entire Agreement; Amendments	7
9.3 Headings	7
9.4 Severability	7
9.5 Notices	7
9.6 Governing Law	8
9.7 Counterparts	8
9.8 No Third-Party Beneficiaries	8

i

AGREEMENT AND PLAN OF SHARE EXCHANGE
     THIS AGREEMENT AND PLAN OF SHARE EXCHANGE (“Agreement”) is made as of February 5, 2008, by and between Merchants & Marine Bancorp, Inc., a Mississippi corporation (the “Company”) and Merchants & Marine Bank, a Mississippi state-chartered bank (the “Bank”).
     WHEREAS, the Company and the Bank wish to enter into a transaction whereby each outstanding share of common stock $2.50 par value per share of the Bank (the “Bank Common Stock”) will be exchanged for one share of common stock, $2.50 par value per share of the Company (the “Company Common Stock”), with the Bank thereby becoming a wholly-owned subsidiary of the Company (the “Exchange”); and
     WHEREAS, the respective Boards of Directors of the Company and the Bank deem it advisable and in the best interests of each such corporation to effect the Exchange and, by resolutions duly adopted, have approved and adopted this Agreement and directed that it be submitted to the shareholders of the Bank and the shareholders of the Company for their approval;
     NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements herein contained, the parties agree as follows:
ARTICLE 1.
EXCHANGE OF SHARES
     1.1 Transfer of Shares; Effect of Share Exchange. Subject to the terms and conditions herein set forth and in accordance with Section 79-4-11.03 of the Mississippi Business Corporation Act (the “MBCA”) and other provisions of applicable law each shareholder of record of the Bank as of the Effective Time (“Bank Shareholder”) will receive one (1) share of Company Common Stock for each one (1) share of Bank Common Stock such Bank Shareholder owns as of the Effective Time (the “Exchanged Shares” or the “Share Exchange” as the context requires), and the Company shall acquire all the outstanding shares of the Bank. On the Closing Date, the Company and the Bank shall execute and file with the Secretary of State of Mississippi Articles of Share Exchange in the form of Exhibit A (the “Articles of Share Exchange”). The “Effective Time” of the Share Exchange shall be at the time and on the date the Articles of Share Exchange are accepted for filing by the Secretary of State of Mississippi.
ARTICLE 2.
CLOSING; EFFECTIVE TIME, ORGANIZATIONAL MATTERS,
ELECTION AND EXCHANGE PROCEDURES
     2.1 Closing Date; Effective Time. The closing (the “Closing”) shall take place and be effective for all purposes at 10:00 a.m., local time, at the offices of Merchants & Marine Bank, Pascagoula, Mississippi, on the third business day following satisfaction or waiver of all conditions to Closing set forth in Article 5 hereof, or at such other time and place as the parties hereto mutually agree (the “Closing Date”).

     2.2 Conversion of Shares. At the Effective Time, by virtue of the Exchange and without any action on the part of holders of the Bank Common Stock, but subject to Section 2.4 , each whole share of Bank Common Stock issued and outstanding immediately prior to the Effective Time shall be converted into, and shall be canceled in exchange for, one whole share of Company Common Stock. All of the shares of Bank Common Stock converted into the right to receive the shares of Company Common Stock pursuant to this Section 2.2 shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and each certificate previously representing any such shares of Bank Common Stock (each, a “Certificate”) shall thereafter represent only a like number of shares of Company Common Stock.
     2.3 Exchange Procedures .
     (a) The Company shall designate an exchange agent, which may be the Bank, to act as agent (the “Exchange Agent”) for purposes of conducting the exchange procedure described in Section 2.2 . At the Effective Time, for the benefit of the holders of Certificates, the Company shall deliver, or cause the Bank to deliver, to the Exchange Agent, that number of shares of Company Common Stock which the Company is required to issue to the Bank Shareholders pursuant to this Article 2 in exchange for Certificates representing outstanding shares of Bank Common Stock. For the avoidance of any doubt, after the Effective Time, any shareholder of Bank Common Stock shall be deemed to have all the rights and privileges of a holder of the same number of shares of Company Common Stock, regardless of whether or not such Bank Common Stock has been exchanged for Company Common Stock pursuant to the terms of Section 2.3(b).
     (b) Each holder of an outstanding Certificate or Certificates who has surrendered such Certificate or Certificates to the Exchange Agent will, upon acceptance thereof by the Exchange Agent, be entitled to a certificate for the number of shares of Company Common Stock equal to the number of shares of Bank Common Stock represented by the surrendered Certificate or Certificates. The Exchange Agent shall accept such Certificates upon compliance with such reasonable terms and conditions as the Exchange Agent may impose to effect a prompt and orderly exchange thereof in accordance with normal exchange practices. Each outstanding Certificate which prior to the Effective Time represented Bank Common Stock and which is not surrendered to the Exchange Agent in accordance with the procedures provided for herein shall, except as otherwise herein provided, until duly surrendered to the Exchange Agent be deemed to evidence ownership of the right to receive the number of shares of Company Common Stock equal to the number of shares of Bank Common Stock represented by such Certificate or Certificates. For the avoidance of any doubt, after the Effective Time, any shareholder of Bank Common Stock shall be deemed to have all the rights and privileges of a holder of the same number of shares of Company Common Stock, regardless of whether or not such Bank Common Stock has been exchanged for Company Common Stock pursuant to the terms of this Section 2.3(b). After the Effective Time, there shall be no further transfer on the records of the Bank of Certificates representing shares of Bank Common Stock and if such Certificates are presented to the Bank for transfer, they shall be cancelled against delivery of the applicable number of shares of Company Common Stock as hereinabove provided.

     (c) The Exchange Agent and the Company, as the case may be, shall not be obligated to deliver stock certificates representing the number of shares of Company Common Stock to which a holder of Bank Common Stock would otherwise be entitled as a result of the Exchange until such holder surrenders the Certificate or Certificates representing the shares of Bank Common Stock for exchange as provided in this Section 2.3 , or, in default thereof, an appropriate affidavit of loss and indemnity agreement and/or a bond in an amount as may be reasonably required in each case by the Company. Notwithstanding the foregoing, no shares of Company Common Stock shall be deemed “unclaimed” or “abandoned” property due to the failure of a holder of Bank Common Stock to comply with the requirements of Section 2.3(b); rather, any such shares of Company Common Stock shall be hold in trust by either the Exchange Agent or the Company for the benefit of such holder of Bank Common Stock.
     (d) In the event of a dispute with respect to ownership of Bank Common Stock represented by any Certificate, the Company and the Exchange Agent shall be entitled to deposit any shares of Company Common Stock issuable in exchange for such Certificate in escrow with an independent third party and thereafter be relieved with respect to any claims thereto.
     (e) Notwithstanding any provision of this Agreement to the contrary, any shareholder of the Bank that fails to surrender his, her or its Bank Common Stock for exchange pursuant to the provisions of Section 2.3(b) hereof shall remain entitled to receive any dividend or other distribution declared or made after the Effective Time with respect to the Company Common Stock with a record date after the Effective Time.
     2.4 Rights as Shareholders; Stock Transfers. At the Effective Time, holders of Bank Common Stock shall cease to be, and shall have no rights as, shareholders of the Bank other than to receive the shares of Company Common Stock issuable in exchange thereof provided under this Article 2. After the Effective Time, there shall be no transfers on the stock transfer books of the Bank.
     2.5 Right to Dissent. The Share Exchange is intended to comply with Section 79-4-13.02(b)(1) of the MBCA. Accordingly, the Share Exchange shall not give rise to any right to appraisal rights.
     2.6 Tax-Free Reorganization. The Company and the Bank intend that the Exchange constitute a “reorganization” within the meaning of Section 368(a) of the Code and under applicable state law, and that this Agreement constitute a plan of reorganization thereunder. Neither the Company nor the Bank shall take any position inconsistent with such intentions.
ARTICLE 3.
REPRESENTATIONS AND WARRANTIES BY THE COMPANY
     The Company hereby represents and warrants to the Bank as follows:
     3.1 Organization and Good Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi and has full corporate power and authority to enter into this Agreement and to carry out the Exchange.
     3.2 Authorization. The Board of Directors of the Company has taken all action required by law, its charter and its bylaws to authorize the execution and delivery by the Company of this Agreement and the consummation by the Company of the Exchange.
     3.3 Valid and Binding Agreement. This Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting creditors rights generally or by general principles of equity.
     3.4 No Violation. The execution and delivery of this Agreement by the Company does not, and the consummation of the Exchange will not, (a) violate any provision, or result in the creation of any lien or security interest under, any agreement, indenture, instrument, lease, security agreement, mortgage or lien to which the Company is a party or by which it is bound; (b) violate any provision of the Company’s charter or bylaws; (c) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to the Company; or (d) violate any other contractual or legal obligation or restriction to which the Company is subject.
     3.5 Consents and Approvals. Except for the consent of the Board of Governors of the Federal Reserve Board or any delegate acting on its behalf, the Company has obtained all consents, approvals, authorizations or orders of third parties, including governmental authorities, necessary for the authorization, execution and performance of this Agreement by the Company.
ARTICLE 4.
REPRESENTATIONS AND WARRANTIES BY THE BANK
     The Bank hereby represents and warrants to the Company as follows:
     4.1 Organization and Good Standing. The Bank is a corporation duly organized, validly existing and in good standing under the laws of the State of Mississippi and has full corporate power and authority to enter into this Agreement and to carry out the Exchange.
     4.2 Authorization. The Board of Directors of the Bank has taken all action required by law, its charter and its bylaws to authorize the execution and delivery by the Bank of this Agreement and the consummation by the Bank of the Exchange.
     4.3 Valid and Binding Agreement. This Agreement constitutes a valid and binding agreement of the Bank, enforceable against the Bank in accordance with its terms, except as enforceability thereof may be limited by any applicable bankruptcy, reorganization, insolvency, moratorium or other laws relating to or affecting creditors rights generally or by general principles of equity.
     4.4 No Violation. The execution and delivery of this Agreement by the Bank does not, and the consummation of the Exchange will not, (a) violate any provision, or result in the creation of any lien or security interest under, any agreement, indenture, instrument, lease, security agreement, mortgage or lien to which the Bank is a party or by which it is bound; (b) violate any provision of the Bank’s charter or bylaws; (c) violate any order, arbitration award, judgment, writ, injunction, decree, statute, rule or regulation applicable to the Bank; or (d) violate any other contractual or legal obligation or restriction to which the Bank is subject.
     4.5 Consents and Approvals. Except for the consent or approval of the Board of Governors of the Federal Reserve Board or any delegate acting on its behalf, the Bank has obtained all consents, approvals, authorizations or orders of third parties, including governmental authorities, necessary for the authorization, execution and performance of this Agreement by the Bank.
ARTICLE 5.
CONDITIONS PRECEDENT
     5.1 Conditions to the Obligation of Each Party. The respective obligation of each of the parties hereto to consummate the Exchange is subject to the satisfaction or, waiver by the parties hereto, at or prior to the Effective Time, of the following conditions:
     (a) This Agreement and the Exchange shall have been duly approved by the requisite affirmative vote of the holders of the Bank Common Stock and the Company Common Stock.
     (b) The Board of Governors of the Federal Reserve System or its authorized delegate shall have approved the application of the Company to become a bank holding company by reason of its acquisition of all of the outstanding shares of Bank Common Stock.
     (c) No order, injunction or decree issued by any regulatory agency or governmental authority having jurisdiction over the Company or the Bank or other legal restraint or prohibition preventing the consummation of the Exchange shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any regulatory agency or governmental authority having jurisdiction over the Company or the Bank which prohibits, materially restricts or makes illegal consummation of the Exchange.
     (d) The receipt by the Bank of the written opinion of special counsel for the Bank that the transaction will qualify as a tax-free reorganization under the Code and Mississippi law and that no gain will be recognized by a Bank Shareholder by reason of his or her receipt of Company Common Stock in exchange for his or her Bank Common Stock.
ARTICLE 6.
REDEMPTION OF COMPANY COMMON STOCK
     As soon as practicable after the Effective Time, the Company shall redeem any shares of Company Common Stock which may have been issued prior to the Effective Time at a redemption price equal to the same consideration paid for such shares, so that immediately after such redemption the then outstanding shares of Company Common Stock shall consist solely of the shares to be issued by the Company upon the exchange of shares of Bank Common Stock as provided herein.
ARTICLE 7.
FURTHER ACTIONS
     From time to time, as and when requested by either the Company or the Bank, or by their successors or assigns, the Company or the Bank shall execute and deliver or cause to be executed and delivered all such instruments, and shall take or cause to be taken all such other actions, as the Company or the Bank, or their successors and assigns, may deem necessary or desirable in order to carry out the intent and purposes of this Agreement.
ARTICLE 8.
TERMINATION OF AGREEMENT
     8.1 Termination. This Agreement may be terminated following written notice from one party to the other at any time prior to the Effective Time in the event that:
     (a) Any action, suit, proceeding or claim has been instituted, made or threatened relating to the proposed Exchange which shall make consumption of the Exchange inadvisable in the opinion of the Board of Directors of the Bank or the Company;
     (b) Any action, consent, approval, opinion, ruling or condition required by Article 5 of this Agreement shall not have been obtained or met; or
     (c) For any other reason the consummation of the Exchange is deemed inadvisable in the opinion of the Bank’s or the Company’s Board of Directors;
Upon termination by written notice as provided by this Section 8.1, this Agreement shall be void and of no further effect, and there shall be no liability by reason of this Agreement or the termination hereof on the part of the Bank, the Company or their directors, officers, employees, agents or shareholders.
ARTICLE 9.
MISCELLANEOUS
     9.1 Assignability; Parties in Interest.
     (a) Neither the Company nor the Bank may assign, transfer or otherwise dispose of any of its or their rights hereunder without the prior written consent of the other party, which consent shall not be unreasonably withheld.
     (b) All the terms and provisions of this Agreement shall be binding upon, shall inure to the benefit of and shall be enforceable by the respective successors, permitted assigns of the parties hereto.

     9.2 Entire Agreement; Amendments. This Agreement, including the exhibits, Schedules, lists and other documents and writings referred to herein or delivered pursuant hereto, which form a part hereof, contains the entire understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings between the parties with respect to its subject matter. This Agreement may be amended only by a written instrument duly executed by all parties or their respective successors or permitted assigns. Any condition to a party’s obligations hereunder may be waived but only by a written instrument signed by the party entitled to the benefits thereof. The failure or delay of any party at any time or times to require performance of any provision or to exercise its rights with respect to any provision hereof, shall in no manner operate as a waiver of or affect such party’s right at a later time to enforce the same.
     9.3 Headings. The section and paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretations of this Agreement.
     9.4 Severability. The invalidity of any term or terms of this Agreement shall not affect any other term of this Agreement, which shall remain in full force and effect.
     9.5 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered, mailed (registered or certified mail, postage prepaid, return receipt requested) or sent by recognized overnight delivery service or by facsimile transmission as follows:
If to the Company:
Merchants & Marine Bancorp, Inc.
3118 Pascagoula Street
Pascagoula, MS 39567
Attn: Royce Cumbest
Telephone: (228) 762-3311
Fax: (228) 762-3613
with a copy to:
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238
Attn: Bob F. Thompson
Fax No. (615) 742-2762
If to the Bank:

Merchants & Marine Bank
3118 Pascagoula Street
Pascagoula, MS 39567
Attn: Royce Cumbest
Telephone: (228) 762-3311
Fax: (228) 762-3613
with a copy to:
Bass, Berry & Sims PLC
315 Deaderick Street, Suite 2700
Nashville, Tennessee 37238
Attn: Bob F. Thompson
Fax No. (615) 742-2762
or to such other address or fax number as any party may have furnished to the others in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.
Any such notice or other communication will be deemed to have been given and received (whether actually received or not) on the day it is personally delivered or delivered by courier or overnight delivery service or sent by facsimile transmission (receipt confirmed) or, if mailed, when actually received.
     9.6 Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Mississippi, without regard to its conflict of laws rules.
     9.7 Counterparts. This Agreement may be executed simultaneously in one or more counterparts, with the same effect as if the signatories executing the several counterparts had executed one counterpart, provided, however, that the several executed counterparts shall together have been signed by the Company and the Bank. All such executed counterparts shall together constitute one and the same instrument.
     9.8 No Third-Party Beneficiaries. With the exception of the parties to this Agreement and each of their successors and permitted assigns, there shall exist no right of any person to claim a beneficial interest in this Agreement or any rights arising by virtue of this Agreement.
(Next Page is Signature Page)

     IN WITNESS WHEREOF, this Agreement has been duly executed and delivered by the duly authorized officers of the Company and the Bank on the date first above written.

MERCHANTS & MARINE BANCORP, INC.
By:	/s/ Royce Cumbest
	Name:	Royce Cumbest
	Title:	Chairman, President and CEO

MERCHANTS & MARINE BANK
By:	/s/ Royce Cumbest
	Name:	Royce Cumbest
	Title:	Chairman, President and CEO